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April 24, 1995



__________________________
__________________________
__________________________

Dear _____________________:

As a shareholder of A. H. Belo Corporation, your firm recently received our 1995 proxy statement. In addition to the election of directors, our proxy statement this year contains two additional proposals. Both of these proposals are important to the Company, and we are encouraging all shareholders to review the proxy materials carefully and vote.

Proposal two seeks approval of the 1995 Executive Compensation Plan. This plan, while not substantially different from Belo's current 1986 Long Term Incentive Plan, is designed to incorporate a host of changes necessary both to update the plan and to conform it to recently enacted IRS and SEC rules and policies.

Proposal three solicits approval of an amendment to the Company's Certificate of Incorporation which would accomplish two purposes: (1) it would permit the Board of Directors to determine the allocation of total authorized shares among the three series of stock which were approved by shareholders in 1988; and (2) it would permit the Company to issue Series B shares in those situations now permitted by the recent agreement among the stock exchanges. This third proposal is designed to give the Company maximum flexibility with respect to future issuances of its stock.

Although you may not be the person at your firm who actually votes the proxy, I would appreciate it if you would make sure that the shares held in the name of your firm are voted in time for the Annual Meeting on May 3, 1995. For your convenience, we are enclosing a copy of our proxy statement describing proposals two and three in detail.

Thanks, as always, for your interest in Belo and your support.

                                                       Sincerely,



                                                       Robert W. Decherd


RWD/jg
Enclosures
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April 24, 1995



____________________________
____________________________
____________________________

Dear _____________________:

The Company recently sent you our 1995 proxy statement which, in addition to the election of directors, this year contains two additional proposals. Both of these proposals are important to Belo's future, and I encourage you to review the proxy materials carefully and vote.

Proposal two seeks approval of the 1995 Executive Compensation Plan. This plan, while not substantially different from Belo's current 1986 Long Term Incentive Plan, is designed to incorporate a host of changes necessary both to update the plan and to conform it to recently enacted IRS and SEC rules and policies.

Proposal three solicits approval of an amendment to the Company's Certificate of Incorporation which would accomplish two purposes: (1) it would permit the Board of Directors to determine the allocation of total authorized shares among the three series of stock which were approved by shareholders in 1988; and (2) it would permit the Company to issue Series B shares in those situations now permitted by the recent agreement among the stock exchanges. This third proposal is designed to give the Company maximum flexibility with respect to future issuances of its stock.

Your vote is important. As always, thanks for your interest in Belo and your support.

                                                        Sincerely,



                                                        Robert W. Decherd




RWD/jg

Enclosures